UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 26, 2012

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, Florida 33496

(Address of principal executive offices) (Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On April 26, 2012, Office Depot, Inc. (the “Company”) held its 2012 Annual Meeting of Shareholders. Of the 356,410,617 common shares outstanding on the record date (February 28, 2012), which includes the as converted number of common shares underlying the Company’s Series B Preferred shares, a total of 289,805,870 common shares were represented in person or by proxy. Results of votes with respect to proposals submitted at that meeting are as follows:

a.	To elect ten (10) nominees to serve as directors to hold office until the next annual meeting of our shareholders or until their successors have been elected and qualified. Our shareholders voted to elect all 10 nominees to serve as directors. Votes recorded, by nominee, were as follows:

NOMINEE	FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
Neil R. Austrian	228,775,768	7,364,140	93,865	53,572,097
Justin Bateman	230,876,291	5,260,835	96,647	53,572,097
Thomas J. Colligan	231,529,178	4,604,656	99,939	53,572,097
Marsha J. Evans	220,901,778	15,118,914	213,081	53,572,097
Brenda J. Gaines	222,880,362	13,140,371	213,040	53,572,097
W. Scott Hedrick	216,963,252	19,056,709	213,812	53,572,097
Kathleen Mason	229,822,138	6,311,132	100,503	53,572,097
James S. Rubin	186,895,572	49,232,947	105,254	53,572,097
Raymond Svider	161,394,373	74,732,740	106,660	53,572,097
Nigel Travis	229,902,568	6,232,528	98,677	53,572,097

b.	To ratify the Audit Committee’s appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the current year. The Company’s shareholders voted to approve this proposal with 277,885,530 votes for and 11,579,698 votes against. There were 340,642 abstentions.

c.	To hold an advisory vote on executive compensation. The Company’s shareholders voted to approve this proposal with 204,249,455 votes for and 31,836,386 votes against. There were 147,932 abstentions and 53,572,097 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

OFFICE DEPOT, INC.
Date: April 30, 2012

	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, General Counsel & Secretary